Exhibit 10.2
May 31, 2007
Mr. Mark Fioravanti
6041 Jocelyn Hollow Road
Nashville, TN 37205
     Re:      Amendment No. 2 to July 15, 2003 Employment Agreement
Dear Mark:
     This letter will serve as Amendment No. 2 to your July 15, 2003 Employment Agreement with Gaylord Entertainment Company (the “Agreement”). Capitalized terms used herein shall have the meanings ascribed to them in the Agreement.
     This letter will confirm that you have agreed to accept the job of Senior Vice President and Treasurer of Gaylord Entertainment Company, and that you will report to the Company’s Chief Financial Officer. As we have discussed, the base salary, target bonus and grade for this position are slightly below that of the position of Executive Vice President and President of ResortQuest International, Inc. which you currently hold. By executing in the space provided below, you hereby acknowledge that this new position is acceptable to you, and that the Company has not breached any of its obligations under the Agreement as a result of this change.
     By this Amendment No. 2 to the July 15, 2003 Employment Agreement, the Company and Executive have now agreed to various amendments to the Employment Agreement effective as of May 31, 2007:
Paragraph 2(a)(i) is deleted in its entirety and replace with the following text:
“During the Employment Period, Executive shall serve the Company as its Senior Vice President and Treasurer and report directly to the Chief Financial Officer of the Company. Executive shall perform such duties as the Chief Financial Offers of the Company shall reasonably determine.”
Paragraph 3(a) is deleted in its entirety and replaced with the following text:
“Base Salary. During the Employment Period, the Company shall pay to Executive an annual salary of $250,000 (the “Base Salary”). The Company shall evaluate Executive for base salary increases annually based on performance.”

     The Agreement is hereby deemed to be amended and supplemented in accordance with the provisions set forth above. Except as expressly set forth in this Amendment, all agreements and provisions contained in the Agreement are hereby ratified, readopted, approved, and confirmed and remain in full force and effect.

Very truly yours, GAYLORD ENTERTAINMENT COMPANY
By:	/s/ Colin V. Reed
Colin V. Reed, Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Mark Fioravanti
Mark Fioravanti